Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

CalciMedica, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share to be issued pursuant to the CalciMedica, Inc. Amended and Restated 2006 Stock Plan	457(h)(1)	919,742 shares (2)	$9.07(5)	$8,342,059.94	0.0001102	$919.30

Equity	Common Stock, par value $0.0001 per share to be issued pursuant to the CalciMedica, Inc. 2023 Equity Incentive Plan	457(h)(1)	1,000,000 shares (3)	$2.84(6)	$2,840,000	0.0001102	$ 312.97

Equity	Common Stock, par value $0.0001 per share to be issued pursuant to the CalciMedica, Inc. 2023 Employee Stock Purchase Plan	457(h)(1)	65,000 shares (4)	$2.84(6)	$184,600	0.0001102	$20.34

Total Offering Amounts			1,984,742 shares		$11,366,659.94		$1,252.61

Total Fee Offsets							$0.00

Net Fee Due							$1,252.61

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of CalciMedica, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2006 Stock Plan, as amended (the “2006 Plan”), 2023 Equity Incentive Plan (the “2023 Plan”) and 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2006 Plan.
(3)

Represents shares of Common Stock reserved for future grant under the 2023 Plan. The 2023 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2023 Plan on January 1 of each calendar year through (and including) January 1, 2033, in an amount equal to the lesser of (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31st of the preceding calendar year; or (b) a lesser number of shares of Common Stock determined by the Registrant’s board of directors (the “Board”) prior to the date of increase.

(4)

Represents 65,000 shares of Common Stock reserved for future grant under the 2023 ESPP. The 2023 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2023 ESPP on January 1st of each calendar year, from January 1, 2024 through January 1, 2033. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (b) 195,000 shares; or (c) such lesser number of shares of the Common Stock as determined by the Board.

(5)

This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price for the 919,742 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2006 Plan are calculated using the weighted-average exercise price of such stock options of $9.07 per share.

(6)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 9, 2023, as reported on the OTCQB Marketplace.